Exhibit 99.1


       MSU Devices Completes 10% Convertible Bridge Loan Note Conversion

    Business Editors

DALLAS--(BUSINESS WIRE)--Sept. 6, 2002--MSU Devices Inc. (OTCBB:MUCP) announced today that the Company has approved the issuance of restricted common stock to the holders of the Special Warrants issued in December 2001, under the $4.5 million 10% Convertible Bridge Loan.

The issuance of these additional shares is the final transaction under the terms of the $4.5 million Convertible Bridge Loan. The total number of shares approved was 12,832,073, which included each Special Warrant exchanged for one share of common stock, plus 10% additional shares authorized for issuance to each Bridge Loan holder to offset the reduced liquidity provided relative to the original terms of the loan. In approving the issuance, all Directors of the Company waived their participation in the 10% additional issuance.

The common stock into which the special warrants were converted has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

    --30--lr/da*

    CONTACT: MSU Devices Inc., Dallas
             Jean Belanger, 972/473-6916




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